EXHIBIT 4(c).8
Execution Copy
Dated October 26, 2007
NATIONAL GRID PLC,
NATIONAL GRID USA
and
MR. ROBERT B. CATELL
FIXED TERM EMPLOYMENT AGREEMENT

0

This Fixed Term Employment Agreement (this “Agreement”) is made on October ___, 2007 among:
(1)	National Grid plc incorporated in the UK with registered number 04031152 whose registered office is at 1-3 The Strand, London WC2N 5EH (the “Parent”);

(2)	National Grid USA, a wholly-owned subsidiary of the Parent (the “Company”), and

(3)	Robert B. Catell (the “Executive”).
This Agreement records the terms on which the Executive will serve the Parent and the Company following the KeySpan Merger Date.
1	Interpretation

In this Agreement (and any schedules to it):

1.1	Definitions

“Board” means the board of directors of the Parent from time to time or any person or committee nominated by the board of directors as its representative for the purposes of this Agreement;

“Employment” means the employment governed by this Agreement;

“Group” means the Parent, its ultimate holding company from time to time and the Parent’s associates (as defined in section 435 of the Insolvency Act 1986) from time to time;

“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;

“holding company” has the meaning given in section 736 of the Companies Act 1985;

“KeySpan Merger Date” means August 24, 2007; and

“Listing Rules” means the listing rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000.

2	Term of Employment

2.1
The Employment will start on October ___, 2007 (the “Commencement Date”) and end on the earlier of the second anniversary of the KeySpan Merger Date or the effective date of early termination of the Employment in accordance with the provisions of this Agreement.

2.2
The Executive represents and warrants to the Company that he is not prevented from taking up the Employment or from performing his duties in accordance with the terms of this Agreement by any obligation or duty owed to any other party, whether contractual or otherwise.

3	Appointment and Duties of the Executive

3.1	The Executive will serve the Company as Chairman of National Grid USA from the Commencement Date or in any other executive capacity as the Executive and the Company may agree from time to time.

3.2
As soon as practicable following the Commencement Date, the Parent shall appoint the Executive as, and Executive agrees to serve as, an Executive Director of the Parent (it being understood that the Executive’s continuing service as an Executive Director is subject to the vote of the Parent’s shareholders at the applicable annual general meeting).

3.3	The Executive will:
3.3.1	devote the whole of his business time, attention and skill to the Employment;

3.3.2	properly perform his duties and exercise his powers, as described under Exhibit A hereto;

3.3.3	accept any offices or directorships as reasonably required by the Board;

3.3.4	comply with all rules and regulations issued by the Company;

3.3.5	obey the reasonable and lawful directions of the Board; and

3.3.6	use his best endeavors to promote the interests and reputation of every Group Company.
3.4	The Executive accepts that with his consent (which he will not unreasonably withhold or delay):
3.4.1
the Company or the Parent may require him to perform duties for any other Group Company whether for the whole or part of his working time. In performing those duties clause 3.3.4 will apply as if references to the Company are to the appropriate Group Company. The Company will remain responsible for the payments and benefits he is entitled to receive under this Agreement (however, the actual payments and benefits may be delivered by any Group Company); and

3.4.2	the Company may transfer the Employment to any other Group Company.

3.5
The Executive will keep the Board (and, where appropriate, the board of directors of any other Group Company) fully informed of his conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner. He will provide information to the Board in writing if requested.

3.6
The Executive will promptly disclose to the Board full details of any wrongdoing by any employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant Group Company or to the interests or reputation of any Group Company.

3.7
Subject to applicable law, at any time during the Employment the Company may require the Executive to undergo a medical examination by a medical practitioner appointed by the Company and reasonably acceptable to the Executive. The Executive authorizes that medical practitioner to disclose to the Company any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to the Employment or which might prevent the Executive properly performing the duties of the Employment.

4	Hours

4.1
The Executive will comply with the Company’s normal hours of work and will also work any additional hours which may be reasonably necessary to perform his duties to the satisfaction of the Board. He will not receive any further remuneration for any hours worked in addition to the normal working hours.

5	Interests of the Executive

5.1
The Executive will disclose promptly in writing to the Board all his interests (for example, shareholdings or directorships) in any businesses whether or not of a commercial or business nature except his interests in any Group Company.

5.2
Subject to clause 5.3, during the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the written consent of the Board).

5.3
The Executive may not hold or be interested in investments which amount to more than three percent of the issued investments of any class of any one company, whether or not those investments are listed or quoted on any recognized Stock Exchange or dealt in on the Alternative Investments Market.
5.4
The Executive will (and will ensure that his spouse and dependent children) comply with all rules of law, including Part V of the Criminal Justice Act 1993, the Model Code as set out in the annex to Chapter 9 of the Listing Rules as amended from time to time and rules or policies applicable to the Group Company from time to time in relation to the holding or trading of securities.

6	Location

6.1
The Executive will work primarily at the New York Metropolitan area office of the Company. He will be required to travel and work outside the United States from time to time but unless otherwise agreed with the Board will not be required to live outside the New York Metropolitan area.

7	Base Salary and Benefits; Buyout of KeySpan Severance Benefits

7.1
The Company will pay the Executive an annual base salary of $1,220,000. Base salary will accrue from day to day and will be paid in accordance with the Company’s payroll practices as they exist from time to time. Salary will be reviewed annually, normally commencing in June of each year. The first review will take place in June 2008.

7.2
The salary referred to in clause 7.1 will be inclusive of any remuneration or fees which the Executive is or becomes entitled to as an office holder in the Company or any Group Company or any other company in which the Executive becomes an office holder as part of or in connection with his duties under this Agreement. To achieve this:

7.2.1	the Executive will repay any fees he receives to the Company; or

7.2.2	his base salary will be reduced by the amount of those fees; or

7.2.3	a combination of the methods set out in clauses 7.2.1 and 7.2.2 will be applied.
7.3
The Executive may, at the discretion of the Remuneration Committee of the Board, be invited to participate in any bonus plan operated by the Company from time to time. If so invited, the Executive’s participation in such bonus plan and the amount (if any) payable under it will be at the discretion of the Remuneration Committee and/or in accordance with the rules of that plan from time to time in force. Participation in a bonus plan for one year does not entitle the Executive to participation in any bonus plan for any other year.

7.4	The Executive is entitled to paid vacation each year in accordance with the Company’s vacation policy for similarly situated senior executives (but in no event less than 25 days annually).
7.5
The Executive shall be eligible to participate in employee benefit and welfare plans, including plans providing retirement benefits, medical, dental, hospitalization, life or disability insurance, on the same basis as provided to similarly situated senior executives of the Parent (except as determined by the Remuneration Committee of the Board and/or except to the extent such participation would result in duplication of benefits by reason of the Executive’s participation in similar KeySpan Corporation arrangements). For purposes of this Agreement, “employee benefit and welfare plans” do not include any severance, termination or redundancy plan, program or arrangement operated by any member of the Group.

7.6
The Company recognizes that the Executive presently has the right to terminate employment by reason of “Good Reason” under the terms of that certain Employment Agreement dated as of February 24, 2005 between KeySpan Corporation and the Executive as amended August 2, 2007 (the “KeySpan Employment Agreement”), and receive severance payments and benefits under the KeySpan Employment Agreement. In order to incentivize the Executive to continue in the employ of the Company during the critical transition period following the KeySpan Merger Date, the parties hereby agree to the following:

7.6.1
On January 10, 2008 (the “Payment Date”), the Company will pay the Executive the amount(s) and benefit(s) (the “Buyout Amount”) set forth on Schedule A of this Agreement, provided that the Executive has not been terminated for “Cause” (as defined in the KeySpan Employment Agreement except that reference to “laws of the United States” in section 4(b)(i) thereof is hereby amended to state “laws of the United States or the United Kingdom” and references to “Company” and “Board” in sections 4(b)(i), (ii) and (iii) are hereby amended to mean “National Grid plc” and the “Board of Directors of National Grid plc,” respectively) prior to then. However, should the Executive die before the Payment Date, the Buyout Amount will be paid to the Executive’s estate within 30 days after his death (but not prior to January 1, 2008). The Company’s obligation to pay the Buyout Amount to the Executive pursuant to this clause 7.6.1 shall not be subject to the Executive’s continued employment with the Company or any other conditions (other than clause 7.6.2(v)).

7.6.2
The Executive agrees that (i) the Buyout Amount represents the Executive’s full entitlement under the KeySpan Employment Agreement and, when paid, will represent full settlement of his severance rights under the KeySpan Employment Agreement, other than his rights under Section 9 of the KeySpan Employment Agreement (relating to certain excise tax gross-up payments), his rights to retirement benefits set forth in Appendix A of the KeySpan Employment Agreement and certain other rights and benefits referenced in Schedule B of this Agreement, (ii) from the Commencement Date, the Executive will not have any new or prospective rights or entitlements under the KeySpan Employment Agreement, (iii) no new “Protection Period” (as defined in the KeySpan Employment Agreement) will be triggered following the KeySpan Merger Date; (iv) the certified public accounting firm under Section 9 of the KeySpan Employment Agreement shall be the Parent’s auditors, or such other certified public accounting firm of national standing selected by the Company, but subject to the Executive’s approval (which approval shall not be unreasonably withheld); and (v) the Executive must execute and deliver an effective general release in the form attached as Exhibit B to this Agreement as a condition to receiving the Buyout Amount.

7.7
For the avoidance of doubt, from and after the date of this Agreement, and notwithstanding the settlement of certain rights of the Executive under the KeySpan Employment Agreement as set forth in clause 7.6, the Executive will continue to participate in, and will retain any applicable vested rights under, the applicable arrangements pursuant to clause 7.5 as well as the KeySpan Corporation arrangements referenced in Schedule B to this Agreement.

8	Expenses

8.1
The Company will refund to the Executive all reasonable business expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

8.2	If the Executive is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of the Employment.

9	Confidentiality

9.1
Without prejudice to the common law duties which he owes to the Group the Executive agrees that he will not, except in the proper performance of his duties, copy, use or disclose to any person any of the Group’s trade secrets or confidential information. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorized disclosure by the Executive. The Executive will use his best endeavors to prevent the unauthorized copying, use or disclosure of such information.

For the purposes of this Agreement, trade secrets and confidential information include but will not be limited to technical data, know-how, information technology and know-how relating to the Group, customer lists, pricing information, information relating to the Group’s marketing and financial strategies, marketing materials, financial information and any other information concerning the affairs of the Group or the personnel of the Group which is for the time being confidential, which the Executive is told is confidential or which by its nature is obviously confidential and whether such information is in written, oral, visual, electronic or any other form.

9.2
In the course of the Employment the Executive is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies and other persons. He will treat such information as if it falls within the terms of clause 9.1 and clause 9.1 will apply with any necessary amendments to such information. If requested to do so by the Company the Executive will enter into an agreement with other Group Companies and any other persons in the same terms as clause 9.1 with any amendments necessary to give effect to this provision.

9.3
Nothing in this Agreement should or will prevent the Executive from raising any concerns in accordance with the provisions of the National Grid Standards of Ethical Business Conduct and the Requirement for Written Codes of Ethics for Employees (incorporating Whistleblowing Protection).

10	Intellectual Property

10.1	The Executive must disclose immediately to the Company any discovery or invention, secret process or improvement in procedure made or discovered by the Executive during his employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in or in connection with any such company (“Inventions”) which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organization as the Company may require.

10.2
If requested by the Board (whether during or after the termination of his employment) the Executive will at the expense of the Company apply or join in applying for letters patent or other similar protection in the United States, the United Kingdom or any other part of the world for all Inventions and will do everything necessary (including executing documents) for vesting letters patent or other similar protection when obtained and all right and title to and interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organization as the Company may require.

10.3
The Executive will (both during and after the termination of his employment) at the Company’s expense anywhere in the world and at any time promptly do everything (including executing documents) that may be reasonably required by the Board to defend or protect for the benefit of the Company all Inventions and the right and title of the Company to them.

10.4
The entire copyright and all similar rights (including future copyright, the right to register trade marks or service marks and the right to register designs and design rights) throughout the world in works of any description produced by the Executive in the course of or in connection with his employment (“Works”) will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions.

10.5
The Executive will (both during and after the termination of his employment) at the Company’s request and expense anywhere in the world and at any time promptly do everything (including executing documents) that may be reasonably required by the Board to assure, define or protect the rights of the Company in all Works.

10.6
The Executive will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of his own computer files into any computer used by any Group Company in breach of any Group Company policy, unless he has obtained the consent of the Board.

10.7	By entering into this Agreement the Executive irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of clause 10 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 10.7, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

11	Termination and Suspension
11.1
The Employment will continue until the second anniversary of the KeySpan Merger Date unless terminated earlier by (a) the mutual written agreement of the Executive and the Company or (b) either party giving written notice as set out in clause 11.2, 11.4 or 11.5.

11.2
Until the first anniversary of the KeySpan Merger Date, either party may terminate the Employment by giving not less than 12 months’ written notice to the other. After the first anniversary of the KeySpan Merger Date either party may terminate the Employment by giving written notice equal to the number of days that is one day less than the total number of days remaining until the second anniversary of the KeySpan Merger Date.

11.3
The Company may at its sole and absolute discretion pay base salary alone (as referred to in clause 7.1, at the rate in force at the time such payment is made) in lieu of any unexpired period of notice (less any deductions the Company is required by law to make) specified in clause 11.2. Notwithstanding the preceding sentence, in the event the Company determines to make a payment in lieu of notice in connection with a notice of termination (pursuant to clause 11.2) that is given prior to the Payment Date of the Buyout Amount, the payment in lieu of notice period shall not exceed the applicable unexpired period of notice between the date of the notice of termination and the Payment Date of the Buyout Amount. Any payment by the Company in lieu of any unexpired period of notice will be made as soon as practicable and, in any event, completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following initial notice under clause 11.2. The Executive is not entitled to participate in or benefit from any severance, termination or redundancy plan, program or arrangement maintained by any Group Company; for the avoidance of doubt, this is notwithstanding anything to the contrary that may be contained in such severance, termination or redundancy plan, program or arrangement.

11.4	The Company may terminate the Employment by giving written notice to take immediate effect whether or not the Executive’s entitlement to sick pay,

contractual or otherwise, has been exhausted if the Executive does not perform the duties of the Employment for a period of 180 days (whether or not consecutive). This notice can be given whilst the Executive continues not to perform his duties or on expiration of the 180 day period. In this clause, ‘days’ includes Saturdays, Sundays and public holidays.

11.5	The Company may terminate the Employment by giving written notice to take immediate effect if the Executive:
11.5.1	has not performed his duties under this Agreement to the standard required by the Board; or

11.5.2	commits any serious or persistent breach of his obligations under this Agreement; or

11.5.3	does not comply with any term of this Agreement; or

11.5.4	does not comply with any lawful order or direction given to him by the Board; or

11.5.5	is guilty of any gross misconduct or conducts himself (whether in connection with the Employment or not) in a way which is harmful to any Group Company; or

11.5.6	is guilty of dishonesty or is convicted of an offense (other than a motoring offence which does not result in imprisonment) whether in connection with the Employment or not; or

11.5.7	commits (or is reasonably believed by the Board to have committed) a breach of any legislation in force which may affect or relate to the business of any Group Company; or

11.5.8
becomes of unsound mind, is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute affording relief for insolvent debtors; or

11.5.9	becomes disqualified from being a director of a company or the Executive’s directorship of the Parent terminates without the consent or concurrence of the Parent; or

11.5.10	fails to maintain or becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by the Company for the Executive to carry out his duties.
11.6
Where the Company terminates the Employment by giving written notice to take immediate effect in accordance with either clause 11.4 or 11.5 (or in the event of the Executive’s and the Company’s mutual written agreement to terminate the Employment or in the case of the Executive’s death), for the avoidance of doubt there is no obligation to give notice as set out in clause 11.1 or any other period of notice or to make any payment in lieu of notice.

11.7	The Executive will have no claim for damages or any other remedy against the Company if the Employment is terminated for any of the reasons set out in clause 11.4 or 11.5.

11.8	When the Employment terminates the Company may deduct from any money due to the Executive (including remuneration) any amount which he owes to any Group Company.

11.9
The Company may suspend the Executive from the Employment on full base salary at any time, and for any reason for a reasonable period to investigate any matter in which the Executive is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings and such suspension shall not entitle the Executive to claim that he has been constructively dismissed.

11.10
As a condition to making the payments and providing the benefits stated in this clause 11 (or in clause 12.5 below), the Company may require the Executive to execute and deliver a general release in which he (i) releases all claims that he may have in respect of his employment against any Group Company and any of their respective past or present officers, directors or employees other than his rights under this Agreement or another agreement into which he and the Company subsequently enter and (ii) covenants that he has not filed and will not file any civil action, suit, arbitration, administrative charge, or legal proceeding against any of the released parties in respect of the released claims.

11.11
Unless the Group waives this requirement, the termination of the Employment for any reason will constitute the Executive’s resignation from (1) any director, officer or employee position he then has with any Group Company and (2) all fiduciary positions (including as trustee) he holds with respect to any pension plans or trusts established by any Group Company. The Executive agrees that this Agreement will serve as his written notice of resignation in this circumstance.

12	Garden Leave

12.1
Neither the Company nor any Group Company is under any obligation to provide the Executive with any work. At any time after notice to terminate the Employment is given by either party under clause 11 above, or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company may, at its absolute discretion, require the Executive to take a period of absence called “garden leave” for a maximum period of time equal to the lesser of (a) 6 months or (b) the number of days until the second anniversary of the KeySpan Merger Date (the “Garden Leave Period”). The provisions of this clause shall apply to any Garden Leave Period.

12.2
The Company may require that the Executive will not, without prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during the Garden Leave Period. Further, if so requested by the Company, the Executive will not:

12.2.1	enter or attend the premises of the Company or any other Group Company; or

12.2.2
contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contract); or

12.2.3
contact or have any communication with any employee, officer, director, agent or consultant of the Parent or any other Group Company in relation to the business of the Parent or any other Group Company; or

12.2.4	remain or become involved in any aspect of the business of the Parent or any other Group Company except as required by such companies.
12.3	The Company may require the Executive:
12.3.1	to comply with the provisions of clause 15; and

12.3.2
to immediately resign from any directorship, trusteeships or other offices which he holds in the Parent, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of the Employment, unless he is required to perform duties to which any such directorship, trusteeship or other office relates in which case he may retain such directorships, trusteeships or other offices while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause 12.3.2.

12.4	During the Garden Leave Period, the Executive will be entitled to receive his base salary and all contractual benefits (excluding bonuses) in accordance with the terms of this Agreement. Any unused vacation accrued at the commencement of the Garden Leave Period and any vacation accrued during any such period will be deemed to be taken by the Executive during the Garden Leave Period.

12.5
At the end of or at any time during the Garden Leave Period, the Company may, at it sole and absolute discretion, pay the Executive base salary alone (as defined in clause 7.1) in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make). In any event, and in accordance with clause 11.3, the Company’s payment in lieu of the unexpired period of notice, as well as payment of any base salary attributable to the Garden Leave Period, will be completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following initial notice under clause 11.2.

12.6	During the Garden Leave Period:
12.6.1
the Executive shall provide such assistance as the Company or any Group Company may reasonably require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his role or responsibilities;

12.6.2
the Executive shall make himself reasonably available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed the Executive may be unavailable for a period); and

12.6.3	the Company may appoint another person to carry out his duties in substitution for the Executive.
12.7
All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause 12.

12.8	The Executive agrees that the exercise by the Company of its rights pursuant to this clause 12 shall not entitle the Executive to claim that he has been constructively dismissed.

13	Restrictions after Termination of Employment

13.1	In this clause:

“Prohibited Area” means the United States and any other country in the world in which the Company or any Group Company has material business interests in the period of 12 months ending on the Relevant Date;

“Relevant Date” means the Termination Date or, if earlier, the date on which the Executive commences any Garden Leave Period;

“Restricted Period” means the period of 12 months (less any Garden Leave Period) commencing on the Termination Date;

“Significant Customer” means any party with respect to whom the Company or any Group Company derives, or expects to derive, revenue which represents 1% or more of the revenue of the Group for the applicable fiscal year; and

“Termination Date” means the Executive’s last date of employment with the Group.

13.2
The Executive is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers, clients and employees of the Group during the course of the Employment. To protect these interests of the Company, the Executive agrees with the Company that he will be bound by the following covenants:

13.2.1
during the Restricted Period and within the Prohibited Area he will not be employed in, or carry on for his own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which, by virtue of its location or otherwise, is or is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided he was concerned or involved with that business to a material extent at any time during the 12 months prior to the Relevant Date;

13.2.2
during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly) canvass or solicit in competition with the Company or any other Group Company or deal with or otherwise accept in competition with the Company or any Group Company the business of any customer which is or is about to become a Significant Customer at the Relevant Date; and

13.2.3
during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly), entice or try to entice away from the Company or any other Group Company any person who was senior employee, director, officer, agent, senior consultant or senior associate of such a company at the Termination

Date and who had been senior employee, director, officer, agent, senior consultant or senior associate at any time during the six months prior to the Relevant Date and with whom he had worked closely at any time during that period.

13.3
Each of the paragraphs contained in clause 13.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

13.4
Following the Termination Date, the Executive will not represent himself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

13.5
Any benefit given or deemed to be given by the Executive to any Group Company under the terms of clause 13 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

13.6	Any termination of the Employment or of this Agreement (or breach of this Agreement by the Executive, the Company or the Parent) shall have no effect on the continuing operation of this clause 13.

13.7
The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this clause 13 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this clause 13 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

13.8
The parties acknowledge that this Agreement would not have been entered into and the benefits described in clause 7 would not have been promised in the absence of the Executive’s promises under this clause 13.

13.9	In the event that the Executive breaches clause 13.2.1, 13.2.2, or 13.2.3, the Company’s obligation to make or provide payments or benefits under clause 7 (excluding clause 7.6) and12 shall cease.

13.10
Before the Executive either applies for or accepts employment with any other person or entity while any of clause 13.2.1, 13.2.2, or 13.2.3 is in effect, the Executive will provide the prospective employer with written notice of the provisions of this clause 13 and will deliver a copy of the notice to the Company.

13.11
The Executive agrees not to take any action that is intended to harm the Group or its reputation or which leads to unwanted or unfavorable publicity to the Group or make any public statement that disparages any member of the Group or any of their respective past or present executive officers or directors.

14	Offers on Liquidation

14.1
The Executive will have no claim against the Company if the Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganization of the Company and the Executive is offered employment with the company succeeding to the Company upon such liquidation or reorganization and the new terms of employment offered to the Executive are no less favorable to him than the terms of this Agreement.

15	Return of Company Property

15.1	At any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Executive will immediately return to the Company:
15.1.1
all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning all the Group Companies. The Executive will not retain any copies of any materials or other information; and

15.1.2	all other property belonging or relating to any of the Group Companies.
15.2
When the Executive’s employment terminates, the disposition of the vehicle lease in place for the Executive on the Commencement Date will be determined in accordance with the terms of the KeySpan Executive Leased Vehicle Program as in effect immediately prior to the KeySpan Merger Date.

15.3	If the Executive commences Garden Leave in accordance with clause 12 he may be required to comply with the provisions of clause 15.1.

16	Directorships

16.1
The Executive’s office as a director of the Parent or any other Group Company is subject to the Articles of Association or Certificate of Incorporation of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association or Certificate of Incorporation, the Articles of Association or Certificate of Incorporation will prevail.

16.2	The Executive must resign from any office held in any Group Company if he is asked to do so by the Company.

16.3
If the Executive does not resign as an officer of a Group Company, having been requested to do so in accordance with clause 16.2, the Company will be appointed as his attorney to effect his resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with clause 16.2. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 16.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove the act or thing falls within that authority.

16.4	The termination of any directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of terms of this Agreement by the Company.

16.5	During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of any Group Company.

16.6	The Executive must not resign his office as a director of any Group Company without the agreement of the Parent.

17	Notices

17.1
Any notices given under this Agreement must be given by letter or fax. Notice to either the Parent or the Company must be addressed to its respective registered office at the time the notice is given. Notice to the Executive must be given to him personally or sent to his last known address.

17.2
Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by fax will be deemed to have been given in the ordinary course of transmission.

18	Data Protection Act 1998

18.1
For the purposes of the Data Protection Act 1998 (the “Act”) the Executive gives his consent to the holding, processing and disclosure of personal data (including sensitive data within the meaning of the Act) provided by the Executive to the Company for all purposes relating to the performance of this Agreement including, but not limited to:

18.1.1	administering and maintaining personnel records;

18.1.2	paying and reviewing base salary and other remuneration and benefits;

18.1.3	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

18.1.4	undertaking performance appraisals and reviews;

18.1.5	maintaining sickness and other absence records;

18.1.6	taking decisions as to the Executive’s fitness for work;

18.1.7	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, and Her Majesty’s Revenue & Customs;

18.1.8	providing information to future purchasers of the Company or of the business in which the Executive works; and

18.1.9	transferring information concerning the Executive to a country or territory outside the European Economic Area.
18.2
The Executive acknowledges that during his Employment he will have access to and process, or authorize the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company. The Executive agrees to comply with the terms of the Act in relation to such data and to abide by the Company’s data protection policy issued from time to time.

19	Disputes

19.1
Mandatory Arbitration. Subject to the provisions of this clause 19, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in clause 13) or any aspect of his employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules then in effect. However, the AAA’s Employment Arbitration Rules will be modified in the following ways: (i) the award must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them to the same extent as the information is required to be kept confidential under clause 9, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in clause 20.2 (and the Executive and the Company agree not to request any such amendment or modification), (vi) an award must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs and (vii) the arbitration will be conducted before a panel of three arbitrators, one selected by the Executive within 10 days of the commencement of the notice of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm who is experienced in employment matters).

19.2
Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under clause 19.1. Also, the Company may bring such an action or proceeding, in addition to its rights under clause 9 or 13 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of clause 9 or 13. The Executive agrees that (i) violating any part of clause 9 or 13 would cause damage to the Group that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of clause 9 or 13, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of clause 9 or 13 would be difficult to calculate and that remedies at law would be inadequate.

19.3
Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to clause 19.1. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this clause 19.3 has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this clause 19.3 in the forum stated in this clause 19.3, (iii) agree not to commence any such action or proceeding in any forum other than the stated in this clause 19.3 and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of clause 19.1 and this clause 19.3.

19.4	Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

19.5
This Agreement is governed by and will be interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in New York, excluding application of its conflict of laws principles.

19.6
This Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than the parties hereto and their permitted successors and assigns.

20	Miscellaneous

20.1
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

20.2	This Agreement may only be modified by the written agreement of the parties.

20.3	The Executive cannot assign this Agreement to anyone else.

20.4
References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

20.5	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

20.6	The Company may withhold from any amounts payable under this Agreement any applicable withholding in respect of federal, state, local or foreign taxes.

20.7
This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it, including the KeySpan Employment Agreement (except with respect to the sections contained therein that are specifically referenced herein and, where applicable, as modified herein). It contains the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

20.8	Neither party’s rights or powers under this Agreement will be affected if:
20.8.1	one party delays in enforcing any provision of this Agreement; or

20.8.2	one party grants time to the other party.
20.9	References to any statutory provisions include any modifications or re-enactments of those provisions.

20.10	Headings will be ignored in construing this Agreement.

20.11
If either party agrees to waive his or its rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him or it. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

20.12
This Agreement is in consideration of the mutual covenants contained in it. The parties hereto acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding. This Agreement shall not be construed more strictly with regard to either party.

20.13	To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under section

409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with, and shall otherwise comply with, Treas. Reg. section 1.409A-3(i)(1)(iv). Any excise tax gross-up payments that become due under clause 7.6.2 of this Agreement will be paid in a manner consistent with, and shall otherwise comply with, Treas. Reg. section 1.409A-3(i)(1)(v). Further, in the event that any payment made as a direct result of this Agreement is deemed to constitute “deferred compensation” under section 409A and is payable upon “separation from service” (as defined in section 409A) such payment(s) will be delayed for six (6) months if the Executive is a “specified employee” (as defined in section 409A) at the time of “separation from service.” The payment of salary in lieu of notice under clause 11 of this Agreement, or during any Garden Leave Period under clause 12 of this Agreement, is intended to be made within the short-term deferral period exemption under section 409A, and will be made accordingly. Any payments that result from any plan or arrangement that is separately subject to the terms of section 409A will be made in accordance with the applicable terms of such plan or arrangement, except to the extent explicitly modified by this Agreement.

US IRS Circular 230 Disclosure:
To ensure compliance with requirements imposed by the IRS, we inform you that any US tax advice contained in this Agreement (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the US Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.
EXECUTED on the 26 day of October 2007 on behalf of

/s/ Steve Holliday
NATIONAL GRID PLC	Director

NATIONAL GRID USA	Director

/s/ Helen Mahy
Company Secretary/Director, NATIONAL GRID PLC

Company Secretary/Director, NATIONAL GRID USA
BY SIGNING THIS AGREEMENT, I HEREBY CERTIFY THAT I (A) HAVE RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT, (B) HAVE READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT, (C) HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR I DESIRED TO CONSULT, INCLUDING LEGAL COUNSEL, (D) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS ABOUT THIS AGREEMENT AND HAVE RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS, AND (E) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

EXECUTED on this 26th day of October 2007 by ROBERT B. CATELL in the presence of:	}	/s/ Robert B. Catell

Witness’s signature /s/Shirley Percy

Name Shirley Percy Address 49 Jeddo Road London W12 9ED

Occupation PA

Schedule A
Buyout Amount
The Buyout Amount to be paid to the Executive shall equal $14,887,089, representing the cash severance the Executive would have been entitled to receive under Sections 5(d)(A) and (B) of the KeySpan Employment Agreement, plus an additional lump sum in respect of the Retirement Plan and SERP enhancements that the Executive would have been entitled to receive under Section 5(d)(C) of the KeySpan Employment Agreement.
For the avoidance of doubt, the Buyout Amount described above does not include the additional excise tax gross up payments that the Executive shall be entitled to receive pursuant to Section 9 of the KeySpan Employment Agreement.

Schedule B
Continuing KeySpan Corporation Arrangements
(That are in addition to those specifically referenced in the Fixed Term
Employment Agreement.)
As noted in clause 7.6.2 of the Fixed Term Employment Agreement, Supplemental Executive Retirement Plan benefits set forth in Appendix A of the KeySpan Employment Agreement.
Life insurance benefits provided under the terms of the KeySpan Corporation Group Term Replacement Insurance Program (which became effective as of July 1, 2005) (which benefit shall be offered at the “active employee” level until August 23, 2009 or, if earlier, the Executive’s death).
Eligibility for applicable KeySpan Corporation retiree health and dental benefits to the extent that comparable benefits will not be separately provided to the Executive by the Company pursuant to clause 7.5 of the Fixed Term Employment Agreement; provided however, that if the Executive becomes re-employed and is eligible for health and dental benefits under another employer provided plan, or is eligible for Medicare benefits, the foregoing retiree health and dental benefits shall be secondary.

Exhibit A
ROLE & RESPONSIBILITY OF CHAIRMAN OF NATIONAL GRID USA
The following is a summary of the Executive’s anticipated duties and responsibilities.
Board Responsibilities
•	Serves on the Board of Directors of National Grid plc (the “Board”) (subject to shareholder approval) in an Executive Director capacity as Chairman of National Grid USA.

•	Provides a sounding board for the Group Chairman and CEO on US people, policy and strategic issues.

•	Provides insight and guidance on US markets and growth opportunities.

•	Serves on key Board committees at the invitation and discretion of the Board.

•
Collaborates with the Executive Directors of the Board (who have US business lines of responsibility) on strategic execution and provides assistance to them to build relationships etc. to advance National Grid’s US interests.

•	Takes on any special US ambassadorial assignments for the Board, Group Chairman or CEO.
Development and Execution of Corporate Strategy
•	Supports the CEO in developing corporate strategy and strategic execution process to drive shareholder value.

•	Partners with the CEO to lead US growth strategy.

•	Takes lead with other key US executives to position National Grid USA for sustainable competitive advantage and to execute positioning strategy.
Effectively Manages Relationships with Key Constituencies
•	Advances National Grid interests in the US via government interface (federal, state, local), regulatory, community, union and industry organization relations.

•
Provides advice and assistance to the other Executive Directors to effectively manage relationships with regulators, government officials and agencies, media, union leadership and all other key influencers which utilizes the leverage of his external relationships.

•	Manages the relationship with the Chairman of LIPA and federal, state and local elected officials in order to facilitate a constructive business environment.

•	Completes current board service terms on major external business and industry organizations and assists in transference to the US-based Executive Director and other senior officers as appropriate.

•
Represents the Group on the boards of major business and industry organizations, i.e., New York State Business Council, New York City Partnership (double with CEO on Edison Electric Institute, National Petroleum Council) US Energy Association, American Gas Association, Long Island Association and New York State Energy Association.

•	When required, acts as the National Grid USA’s spokesperson for major media including newspapers, television, trade press etc on major external policy issues.

•	Testifies at select important state and federal legislative hearings, both as a representative of the Company and the energy industry as may be required.

•	Leads community development efforts in the US and the Foundation to ensure active support for key community organizations and good alignment with Group objectives.
Financial Responsibility
•
Responsible for working with the CEO in developing and fostering relationships with the US financial community, including large institutional investors, financial analysts and the credit rating agencies.

•	Works with the CEO to enhance investor relations and provide advice/counseling to help build shareholder value, particularly with the US investment community.
Corporate Governance
•	Provides information to the Group Chairman relating to US Board and governance trends.

•
Collaborates with the Group Chairman and Company Secretary in development of Board agendas and Board information with particular reference to presentations to the Board ensuring relevant US-related agenda items are covered and well prepared for.

•	Provides ongoing advice, counsel and assistance to the CEO on strategic and external affairs matters within the US that could impact on the business.

•	Ensures Gas/Electric/Generation conflicts are appropriately resolved to maximize value of National Grid plc.

•	Assists the CEO with US organization alignment, executive selection and performance management and development. Provides insight on US compensation program, succession planning and cultural alignment.

Exhibit B
Form of Release and Waiver
(Subject to updating for changes in applicable law.)
GENERAL RELEASE, by [NAME] (the “Executive”) in favor of National Grid plc and National Grid USA (the “Company”).
1
[In consideration of the payments and benefits set forth in Schedule A of][1] [Other than the payments and benefits to which the Executive is entitled under][2] the Fixed Term Employment Agreement, dated [DATE], between the Company and the Executive (the “Employment Agreement”), the Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever any and all actions, causes of action, claims, allegations or rights (collectively, “Claims”) he (or his heirs, executors, administrators, successors, assigns and legal representatives) may have or may yet have against the Company and any of their respective subsidiaries or affiliates, and each of their respective predecessors, successors or assigns, present and former directors, officers, employees, shareholders, attorneys and agents (collectively, the “Released Parties”), whether known or unknown, based upon any matter, cause or thing occurring at any time before and including the Effective Date (as defined in Section 6 below).

2
Subject to Paragraph 3 below, Paragraph 1 includes, but is not limited to, (1) all Claims under federal, state or local law or the national or local law of any other country (statutory or decisional) for breach of contract, for tort, for wrongful or abusive or unfair discharge or dismissal, for impairment of economic opportunity or for defamation, for intentional infliction of emotional distress, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (2) Claims for compensation, bonuses or benefits; (3) Claims under any service agreement, severance program, compensation or benefit plan or arrangement maintained by the Group; (4) Claims for sexual harassment; (4) Claims related to whistleblowing; (5) Claims for punitive or exemplary damages; (6) Claims for violations of any of the following laws (as amended): the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, age, and all employment discrimination claims arising under similar state statutes; and (7) Claims for violations of any other applicable employment statute or law. In addition, the Executive waives any and all rights under the laws of any jurisdiction in the United States, England and Wales, the European Union or any other country, that limit a general release to those Claims that are known or suspected to exist in his favor as of the date of this General Release.

3
This General Release shall not (i) limit in any way the Executive’s ability to bring an action to enforce any rights under the Employment Agreement or (ii) release any Claim for accrued but unpaid compensation and other accrued and vested benefits to which he is entitled under an applicable agreement, plan or program of the Company and its affiliates.

4	The Executive represents and warrants that as of the date of his execution of this General Release he has no actual knowledge of any violation by himself or KeySpan Corporation

[1]	Use for release referenced in Section 7.6. NOTE: Must be signed by January 2, 2008.

[2]	Use for release referenced in Section 11.10.

and its affiliates of any applicable law or regulation or threatened litigation against the Group, that in either case (whether individually or in the aggregate) would be reasonably likely to have a material adverse impact on the business or reputation of the Group (other than a violation that has already been notified to or already known by a member of the Board of Directors (other than the Executive), Chief Executive Officer or the General Counsel of National Grid plc).

5
The Executive represents and warrants that he has not, and as of the Effective Date will not have, filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party, that he has not assigned, pledged, or hypothecated any Claim to any person and that no other person has an interest in the Claims that he is releasing in this General Release. The Executive agrees that if any person or entity files or causes to be filed any civil action, suit, arbitration or other legal proceeding seeking equitable or monetary relief concerning any Claim released in this General Release, he will not seek or accept any personal relief from or as a result of the action, suit, arbitration or proceeding. (For the avoidance of doubt, this General Release is not intended to restrict Executive’s right to participate in an Equal Employment Opportunity Commission investigation or proceeding, but Executive hereby waives any and all rights to monetary damages in connection with any such investigation or proceeding.)

6
The Executive affirms that, prior to the execution of this General Release, he was advised to consult with an attorney of his choice concerning the terms and conditions of this General Release and that he has been given up to 21 days to consider signing this General Release. The Executive understands that he has seven days following his signing to revoke and cancel this General Release, and the terms and conditions of this General Release will not become effective or enforceable until the revocation period has expired (the “Effective Date”). The Executive agrees that a revocation will only be effective if he furnishes written notice to the Group Head of Human Resources within such seven-day period.

7	The terms of this General Release shall be governed by Section 19 of the Employment Agreement.
Agreed and accepted this ___ day of ____________________, 200__:

By:
Name:
Title:

STATE OF ______________	) :	ss.:
COUNTY OF _________________	)
On this ___ day of ____________ in the year 200__ before me, the undersigned, personally appeared ____________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name appears above and acknowledged to me that he/she executed the same in his/her capacity.

Notary Public

Table of Contents

Contents		Page

1	Interpretation	1

2	Term of Employment	1

3	Appointment and Duties of the Executive	2

4	Hours	3

5	Interests of the Executive	3

6	Location	4

7	Base Salary and Benefits; Buyout of KeySpan Severance Benefits	4

8	Expenses	6

9	Confidentiality	7

10	Intellectual Property	7

11	Termination and Suspension	9

12	Garden Leave	11

13	Restrictions after Termination of Employment	13

14	Offers on Liquidation	16

15	Return of Company Property	16

16	Directorships	16

17	Notices	17

18	Data Protection Act 1998	17

19	Disputes	18

20	Miscellaneous	20

i